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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)


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                                                       Three
                                                       Months
                                                       Ended                       Year Ended September 30,
                                                    December 31,   ---------------------------------------------------
                                                       2000           2000          1999          1998          1997
                                                       ----           ----          ----          ----          ----
EARNINGS:

Earnings before income taxes                          $28,358       $ 82,882       $63,139       $57,007       $63,275
Interest expense                                        5,054         18,135        17,317        17,383        16,696
Amortization of debt discount and expense                  51            218           215           200           176
Interest component of rental expense                      328          1,318         1,539         1,624         1,887
                                                      -------       --------       -------       -------       -------
                                                      $33,791       $102,553       $82,210       $76,214       $82,034
                                                      =======       ========       =======       =======       =======

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:

Interest expense                                        5,054       $ 18,135       $17,317       $17,383       $16,696
Amortization of debt discount and expense                  51            218           215           200           176
Allowance for funds used during
      construction (capitalized interest)                   7             17            36            39           114
Interest component of rental expense                      328          1,318         1,539         1,624         1,887
Preferred stock dividend requirements                     388          1,550         1,550         2,160         2,764
Adjustment required to state preferred stock
      dividend requirements on a pretax basis             256            995           968         1,304         1,754
                                                      -------       --------       -------       -------       -------
                                                      $ 6,084       $ 22,233       $21,625       $22,710       $23,391
                                                      =======       ========       =======       =======       =======
Ratio of earnings to combined fixed charges
      and preferred stock dividends                      5.55           4.61          3.80          3.36          3.51
                                                      =======       ========       =======       =======       =======
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